CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Service Providers”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the combined Statement of Additional Information in Post-Effective Amendment No. 23 to the Registration Statement (Form N-lA, No. 333-15205) of Munder Series Trust II, and to the incorporation by reference of our report dated August 17, 2007 on Munder Healthcare Fund (the portfolio constituting Munder Series Trust II), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2007.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 24, 2007